UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   RUSSELL             J. PHILIP
   2092 Concourse Drive
   San Jose, CA 95131

   Phone: (408) 433 5200
2. Issuer Name and Ticker or Trading Symbol
   MICRO LINEAR CORPORATION (MLIN)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   01/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [ ] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  01/12/98    M        12,000.00     A  $1.3750                     D  Direct
Common Stock                                  01/12/98    M        10,000.00     A  $1.3750                     D  Direct
Common Stock                                  01/12/98    M        500.00        A  $1.3750      26,007.00      D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $1.3750         01/12/98       M                          500.00                        05/21/02
to buy)
Incentive Stock Option (right  $1.3750         01/12/98       M                          10,000.00                     08/25/02
to buy)
Incentive Stock Option (right  $1.3750         01/12/98       M                          12,000.00                     02/29/04
to buy)
Incentive Stock Option (right  $7.3750         01/27/98       A     V   8,126.00                                       01/27/08
to buy)
Non-Qualified Stock Option     $7.3750         01/27/98       A     V   21,874.00                                      01/27/08
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  01/12/98  Common Stock                   500.00                    0.00          D   Direct
to buy)
Incentive Stock Option (right  01/12/98  Common Stock                   10,000.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right  01/12/98  Common Stock                   12,000.00                 8,000.00      D   Direct
to buy)
Incentive Stock Option (right  01/27/98  Common Stock                   8,126.00                  8,126.00      D   Direct
to buy)
Non-Qualified Stock Option     01/27/98  Common Stock                   21,874.00                 21,874.00     D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ RUSSELL             J. PHILIP
DATE